TYPE-424B3
SEQUENCE-1
DESCRIPTION-PRICING SUPPLEMENT NO. 1


                                                         Rule 424(b)(3)
                                             Registration No. 333-37034
                         PRICING SUPPLEMENT NO. 1
                     TO PROSPECTUS DATED June 20, 2000
                      (As supplemented June 22, 2000)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION


                            MEDIUM-TERM NOTES
                            (Floating Rate Note)

                (Due from one year to 30 years from date of issue)

Designation:  Floating Rate            Original Issue Date:
Medium-Term Notes Due                  March 7, 2002
September 8, 2003

Principal Amount:  $500,000,000        Maturity Date:
                                       September 8, 2003

Issue Price (as a percentage of        Regular Record Dates:
 Principal Amount):  100.00%           Fifteenth calendar day, whether
                                       or not a Business Day prior to
                                       the corresponding Interest
Interest Rate Base: Libor (3 month)    Payment Date.

Index Maturity:  3 months              Designated Libor page:  Telerate
                                       Page 3750

Spread: Minus 0.05%                    Interest Reset Dates: Each Interest
                                       Payment Date (other than the Maturity
                                       Date)

Initial Interest Rate: 1.87%       Interest Reset Period: Quarterly

Interest Payment Dates:                Interest Determination Dates:
Quarterly, on the 8th of June,        Second London Banking Day preceding
September, December, and March,           each Interest Reset Date
commencing on June 8, 2002.

Commission or Discount (as a
percentage of Principal Amount): 0.00%

CUSIP:  459 20Q CS1                   Redemption Provisions:  None

Form: [X] Book-Entry
      [ ] Certificated

INTRODUCTION

     This is a Pricing Supplement. It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific pricing and other information prudent investors want to know about the Notes. This Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and Prospectus.


INTEREST

      The Notes will bear interest at a rate which is reset on the Interest Reset Dates which have been listed above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be deteremined at the rate for Three (3) Month Libor minus a Spread of 5 basis points (0.05%).

      Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first preceding day that is a Business Day.

      For purposes of this offering, the term "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a "London Banking Day").

      We have capitalized a number of terms in this document. If you do not see a definition for those terms in this document, those terms will have the meanings which we have already given to them in the Prospectus Supplement and the Prospectus.

REDEMPTION

      The Notes are not redeemable by the Company.

PLAN OF DISTRIBUTION

      Notes in the total Principal Amount of $500,000,000 will be sold to Deutsche Banc Alex. Brown Inc. at the Issue Price set forth at the top of this Pricing Supplement. They, in turn, will resell these Notes to investors at varying prices, which prices are dependent on prevailing market conditions at the time of resale.

Dated: March 4, 2002